Lawson Products Announces First Quarter 2018 Results

Average Daily Sales Increase 15.0%

CHICAGO, April 19, 2018 - Lawson Products, Inc. (NASDAQ: LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2018.

Highlights

•	Average daily sales ("ADS") increased 15.0% to $1.341 million during the first quarter of 2018 compared to $1.166 million in the first quarter of 2017

•	Organic Lawson segment ADS increased by 4.0% compared to prior year quarter

•
GAAP operating income rose to $1.8 million compared to $0.7 million in the first quarter of 2017. Non-GAAP EBITDA, adjusted for stock-based compensation and severance improved $2.2 million to $5.1 million from $2.9 million a year ago. The Lawson segment adjusted EBITDA was $4.5 million compared to $2.9 million a year ago quarter (see reconciliation in Table 2)

•
The Bolt Supply House ("Bolt Supply"), which was acquired in October of 2017, added $8.0 million of sales, $0.5 million of operating income and $0.6 million of adjusted EBITDA in the first quarter 2018 (see reconciliation in Table 2)

"The positive results achieved during the quarter demonstrate how we have strengthened our business both organically and through acquisitions," said Michael DeCata, president and chief executive officer. The 15% increase in average daily sales was driven by improved Lawson sales rep efficiency and the inclusion of Bolt Supply. The $2.2 million improvement in our adjusted non-GAAP EBITDA is a result of our sales growth combined with the leveraging of our existing expense base."

On January 1, 2018 the Company adopted Accounting Standards Codification 606-Revenue From Contracts With Customers (“ASC 606”). As part of the Company's adoption of ASC 606, it concluded that it has two separate performance obligations, and accordingly, two separate revenue streams: product and services. As a result, the Company is now reporting two separate revenue streams and two separate costs of revenues. The adoption of ASC 606 had a minimal impact on total reported revenues, costs and net income for the first quarter 2018 results. However, the adoption required the prospective reclassification of certain selling expenses associated with the separately identified vendor managed inventory services performance obligation historically classified as selling expense to cost of sales (see reconciliation in Table 1). As ASC 606 was adopted on a modified retrospective method, prior quarters are not restated.

First Quarter Results

Total sales increased 13.2% to $84.5 million for the first quarter of 2018 compared to $74.6 million in 2017 with 2018 having one less selling day. Average daily sales grew 15.0% to $1.341 million compared to $1.166 million in the previous year quarter. Sales were positively impacted by $8.0 million from the inclusion of the Bolt Supply acquisition completed in the beginning of the fourth quarter of 2017 and the 6.4% improvement of Lawson sales rep productivity compared to the first quarter 2017.

First quarter gross profit increased $1.3 million to $46.2 million compared to $44.9 million in 2017. The reclassification of expenses associated with vendor managed inventory services in the first quarter of 2018 reduced reported gross margins by $3.4 million. Prior to this reclassification, gross margins improved by 10.6% or $4.7 million. Due to the expense reclassification and the anticipated effect of the lower gross margins of Bolt Supply, reported gross margin was 54.7% compared to 60.1% a year ago. The Lawson segment gross margin grew to 60.6% versus 60.1% in the year ago quarter. The expansion in the Lawson segment gross margin was driven by improved efficiency in our fulfillment process and lower customer set-up costs partially offset by increased sales to our strategic customers who typically have lower gross margins.

Selling expenses decreased $2.9 million to $21.9 million in the first quarter from $24.8 million reported in the prior year quarter. This decrease is primarily due to the $3.4 million reclassification of services expense to cost of revenues, partially offset by the inclusion of Bolt Supply in the quarter. Prior to the expense reclassification, selling expenses increased by $0.5 million primarily due to the inclusion of Bolt Supply. The addition of Bolt Supply's selling expense of $0.6 million was partially offset by lower Lawson consulting and insurance expenses. As a percent of sales, selling expenses decreased from 33.2% to 26.0% due to the aforementioned reclassification of expenses, a reduction of costs within the Lawson segment and the proportionately lower selling expense structure in Bolt Supply's operations.

General and administrative expenses were $22.4 million in the first quarter of 2018 compared to $19.4 million in the prior year quarter. This increase was primarily due to Bolt Supply expenses of $2.1 million, higher stock-based compensation of $1.0 million, a portion of which varies with the company stock price, and incremental severance. Excluding these items, the Lawson segment general and administrative expenses were down slightly compared to a year ago quarter as we continue to manage our costs.

Operating income in the first quarter of 2018 was $1.8 million compared to $0.7 million a year ago. Adjusted non-GAAP EBITDA, adjusted for stock-based compensation and severance increased to $5.1 million in the first quarter of 2018 compared to $2.9 million in the year ago quarter (see reconciliation in Table 2). The growth in adjusted non-GAAP EBITDA from a year ago was primarily due to an additional $1.6 million being generated from the Lawson segment, with the remaining $0.6 million being generated by Bolt Supply.

Net income for the first quarter of 2018 was $1.2 million, or $0.13 per diluted share compared to net income of $0.9 million, or $0.09 per diluted share, for the same period a year ago. The first quarter of 2018 includes income tax expense which negatively impacted our fully diluted earnings per share by $0.07.

"Our performance this quarter demonstrated the benefit of our acquisition strategy as well as our ability to leverage our infrastructure as we grow organic sales. Our improving financial performance is a continuation of benefits realized by the investments we have made over the past several years, combined with a stronger industrial economy. We will continue to execute our plan to achieve higher profit through increased sales combined with leveraging our infrastructure," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss first quarter 2018 results at 9:00 a.m. Eastern Time on April 19, 2018. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2018. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 27236#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2018.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several retail branches. Under its Kent Automotive brand, the company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2017, Form 10-K filed on February 22, 2018. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017

Product revenue	$74,970	$74,617
Service revenue	9,489	—
Net revenue	$84,459	$74,617

Product cost of goods sold	34,832	29,738
Service costs	3,409	—
Gross profit	46,218	44,879

Operating expenses:
Selling expenses	21,940	24,804
General & administrative expenses	22,441	19,363
Operating expenses	44,381	44,167

Operating income	1,837	712

Interest expense	(240)	(94)
Other income, net	287	225

Income before income taxes	1,884	843
Income tax expense (benefit)	648	(14)

Net income	$1,236	$857

Basic income per share of common stock	$0.14	$0.10

Diluted income per share of common stock	$0.13	$0.09

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$4,357	$4,416
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts of $504 and $476, respectively	39,097	38,575
Inventories, net	50,589	50,928
Miscellaneous receivables and prepaid expenses	4,764	3,728
Total current assets	99,607	98,447

Property, plant and equipment, net	26,392	27,333
Deferred income taxes	20,806	21,248
Goodwill	19,132	19,614
Cash value of life insurance	12,007	11,964
Intangible assets, net	11,342	11,813
Other assets	246	248
Total assets	$189,532	$190,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$17,899	$14,543
Accounts payable	13,209	12,394
Accrued expenses and other liabilities	28,727	33,040
Total current liabilities	59,835	59,977

Security bonus plan	12,928	12,981
Financing lease obligation	6,128	6,420
Deferred compensation	5,838	5,476
Deferred rent liability	3,329	3,512
Deferred tax liability	3,050	3,115
Other liabilities	4,859	5,696
Total liabilities	95,967	97,177

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,921,609 and 8,921,302 shares, respectively Outstanding - 8,888,335 and 8,888,028 shares, respectively	8,922	8,921
Capital in excess of par value	13,655	13,005
Retained earnings	72,360	71,453
Treasury stock – 33,274 shares	(711)	(711)
Accumulated other comprehensive income (loss)	(661)	822
Total stockholders’ equity	93,565	93,490
Total liabilities and stockholders’ equity	$189,532	$190,667

LAWSON PRODUCTS, INC.
SEC REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2018 and 2017. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

On January 1, 2018 the Company adopted Accounting Standards Codification 606-Revenue From Contracts With Customers (“ASC 606”). As part of the Company's adoption of ASC 606, it concluded that it has two separate performance obligations, and accordingly, two separate revenue streams: product and services. As a result, the Company is now reporting two separate revenue streams and two separate costs of revenues. The adoption of ASC 606 had a minimal impact on total reported revenues, costs and net income for the first quarter of 2018. However, the adoption required prospective reclassification of certain selling expenses associated with the separately identified vendor managed inventory services performance obligation costs historically classified as selling expenses to cost of sales. As ASC 606 was adopted on a modified retrospective method, prior quarters are not restated. The following information is intended to provide comparable information on selected financial statement line items in accordance with both ASC 606 and previous accounting literature (ASC 605 Revenue Recognition).

TABLE 1 - Impact of ASC 606 on Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if previous accounting guidance was in effect

Product revenue	$74,970	$9,664	$84,634
Service revenue	9,489	(9,489)	—
Net Revenue	84,459	175	84,634

Product cost of goods sold	34,832	—	34,832
Service costs	3,409	(3,409)	—
Total cost of goods sold	38,241	(3,409)	34,832

Gross profit	46,218	3,584	49,802
Gross profit percentage	54.7%		58.8%

Selling expenses	21,940	3,546	25,486
General and administrative expenses	22,441	—	22,441
Operating expenses	44,381	3,546	47,927

Operating income	$1,837	$38	$1,875

Table 2 - Reconciliation of GAAP Operating Income to Non-GAAP Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018			2017
	Lawson Segment	Bolt Supply Segment	Consolidated	Consolidated

Operating income, as reported per GAAP	$1,357	$480	$1,837	$712

Depreciation and amortization	1,636	50	1,686	1,705

Stock-based compensation (1)	970	—	970	(30)

Severance expense	526	102	628	465

Non-GAAP adjusted EBITDA	$4,489	$632	$5,121	$2,852

(1)    A portion of stock-based compensation expense varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)
Historic Lawson Segment Sales Representative and Productivity

	Three Months Ended
	Mar. 31 2018	Dec. 31 2017	Sep. 30 2017	Jun. 30 2017	Mar. 31 2017

Number of business days	63	61	63	64	64

Average daily net sales (Dollars in thousands)	$1,213	$1,191	$1,201	$1,172	$1,166
Year over year increase	4.0%	6.1%	9.5%	8.1%	7.1%
Sequential quarter increase (decrease)	1.8%	(0.8)%	2.5%	0.5%	3.9%

Average active sales rep. count (1)	968	987	991	981	990
Period-end active sales rep. count	966	983	988	987	979

Sales per rep. per day	$1,253	$1,207	$1,212	$1,195	$1,178
Year over year increase	6.4%	8.3%	11.3%	8.1%	2.6%
Sequential quarter increase (decrease)	3.8%	(0.4)%	1.4%	1.4%	5.7%

(1)	Average active sales rep count represents the average of the month-ends sales representative count

LAWSON PRODUCTS, INC.
TABLE 4 - CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)
	(Dollars in thousands)
	Three Months Ended
	Mar. 31 2018 (2)	Dec. 31 2017	Sep. 30 2017	Jun. 30 2017	Mar. 31 2017

Average daily net sales	$1,341	$1,322	$1,201	$1,172	$1,166
Year over year increase	15.0%	17.8%	9.5%	8.1%	7.1%
Sequential quarter increase (decrease)	1.4%	10.1%	2.5%	0.5%	3.9%

Net Sales	$84,459	$80,633	$75,651	$75,006	$74,617
Gross profit	46,218	46,993	46,005	45,141	44,879

Gross profit percentage	54.7%	58.3%	60.8%	60.2%	60.1%

Selling, general & administrative expenses	$44,381	$46,750	$44,915	$42,672	$44,167

Gain on sale of property (1)	—	—	—	(5,422)	—

	44,381	46,750	44,915	37,250	44,167

Operating income	$1,837	$243	$1,090	$7,891	$712

(1)	The three months ended June 30, 2017 includes $5.4 million related to the sale of the Fairfield, NJ distribution center

(2)	Reflects the adoption of ASC 606 effective January 1, 2018 including the reclassification of $3.4 million of selling expense as a reduction of gross profit

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665